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        <FILENAME> HERALD2003.txt









                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. _____)


                            ON TRACK INNOVATIONS LTD.
                    ---------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
                    ----------------------------------------
                         (Title of Class of Securities)


                                 CINS M8791A 109

                    ----------------------------------------
                                 (CUSIP Number)


                                July 15, 2003

                    ----------------------------------------
           (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

    [_]  Rule 13d-1(b)

    [X]  Rule 13d-1(c)

    [ ]  Rule 13d-1(d)


--------
       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

        CINS NO. M8791A 109

        1.       NAME OF REPORTING PERSON

                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                 Herald Investment Trust Plc

        2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  (a)
                     ---

                  (b)
                     ---


        3.       SEC USE ONLY


        4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United Kingdom

                      5.   Sole Voting Power:  181,818
        Number of
        Shares
        Beneficially  6.   Shared Voting Power: -0-
        Owned By
        Each
        Reporting     7.   Sole Dispositive Power:  181,818
        Person
        With
                      8.   Shared Dispositive Power: -0-


	9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
		PERSON

                181,818

	10.     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9)
		EXCLUDES CERTAIN SHARES *



	11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	        6.9%

	12.     TYPE OF REPORTING PERSON*

         	CO

	Item 1(a)         Name of Issuer:


                  	  On Track Innovations Ltd.



        Item 1(b)         Address of Issuer's Principal Executive Offices:

                          Z.H.R Industrial Zone, P.O. Box 32, Rosh-
                          Pina, Israel 12000

        Item 2(a)         Name of Person Filing:

                          Herald Investment Trust Plc

        Item 2(b)         Address of Principal Business Office or, if
                          None, Residence:

                          12 Charterhouse Square, London, United
                          Kingdom, EC1M 6AX

        Item 2(c)         Citizenship:

                          British

        Item 2(d)         Title of Class of Securities:

                          Ordinary Shares

        Item 2(e)         CINS Number:

                          M8791A 109

        Item 3- This statement is being filed pursuant to Rule 13d-1(c).

        Item 4   Ownership:

        Item 4(a)-        Amount beneficially owned:  181,818

        Item 4(b)-        Percent of Class:

                          6.9%

        Item 4(c)-        Number of Shares to which the reporting person has:

                     (i)     sole power to vote or to direct the vote: *
                     (ii)    shared power to vote or to direct the vote:*
                     (iii)   sole power to dispose or to direct the
                             disposition of:*
                     (iv) shared power to dispose or to direct the disposition of:*

          *  See items 5-11, above

        Item 5 - Ownership of Five Percent or Less of a Class:  Not Applicable


        Item 6 - Ownership of More than Five percent on Behalf of Another
                 Person:

                           Not Applicable

        Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not Applicable

        Item 8- Identification and Classification of Members of the Group:

                           Not Applicable



        Item 9-  Notice of Dissolution of Group:

                           Not Applicable

        Item 10- Certification:

                           By signing below I certify that, to
                 the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                      After reasonable inquiry and to the best of my knowledge
             and belief, I certify that the information set forth in this statement is true,complete and correct.

                                               24 July 2003
                                          ----------------------
                                                      Date
                                               Stewart Clark
                                          ---------------- -----

                                                    Signature

                                Partner of Baillie  Gifford & Co
                                          ---------------- -----
                                                    Name/Title

         Herald Investment Trust Plc by board resolution at a meeting on 25 July 2000 has approved the appointment of Baillie Gifford & Co to provide secretarial and administrative services and in addition has appointed Baillie Gifford
         & Co as secretary of Herald Investment Plc all with effect from 1 September 2000 .